Exhibit 10.8

August 14, 2007

Manoj Goyal
[Address]

RE: Retention

Dear Manoj,

We are offering you the following retention bonus to recognize your commitment to staying with Adaptec as we refocus our business. You will receive a retention bonus (subject to applicable withholdings) of six months of your current base pay rate based on your sustained satisfactory performance. Two months of the bonus will be paid on November 23, 2007 and four months will be paid on February 29, 2008.

This retention bonus is in addition to, and not in lieu of, any Adaptec Incentive Plan (AIP) payment you are eligible to receive based on the Plan document, or severance benefits you will receive as noted in your Employment Agreement.

If you voluntarily leave Adaptec's employment or are involuntarily terminated for cause prior to the date as of which a retention bonus payment is due to be paid, you will not be entitled to receive that payment. Cause is defined as any of the following: (1) A deliberate or serious breach of your material duties as assigned by the Company; (2) Refusal or unwillingness to perform such duties; or (3) Arrest or conviction of a felony, a serious violation of the law, or other crime involving moral turpitude, fraud, misappropriation of funds, habitual insobriety or illegal drug use.

If you are involuntarily terminated due to a Change of Control as defined in the Company's 2004 Equity Incentive Plan ("Change of Control") or reduction in force, you will be entitled to receive both retention bonus payments, payable immediately upon the termination of your employment.

The Company shall require any successor or assignee, in connection with any sale, transfer or other disposition of all or substantially all of Adaptec's assets or business, whether by purchase, merger, consolidation or otherwise, expressly to assume and agree to perform Adaptec's obligations under this Agreement in the same manner and to the same extent that Adaptec would be required to perform if no such succession or assignment had taken place. Adaptec will cover all of your legal expenses incurred by you to enforce this Retention Agreement following a Change of Control, payable within ten (10) days of your submission of evidence of your incurring such expenses as a result of a refusal to pay retention benefits under this Agreement.

The commitment of the Company under this agreement is not revocable.

Sincerely,

/s/ Sundi Sundaresh
Sundi Sundaresh
Chief Executive Officer